                                                               Exhibit 99.(a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase dated December 23, 1999 and the related Letter of Transmittal and is being made to all holders of Shares. Eagle Merger Corp. is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Eagle Merger Corp. becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Eagle Merger Corp. will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Eagle Merger Corp. cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Eagle Merger Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                Softworks, Inc.
                                       at
                          $10.00 Net Per Share in Cash
                                       by
                               Eagle Merger Corp.
                          a wholly owned subsidiary of
                                EMC Corporation

         Eagle Merger Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Softworks, Inc., a Delaware corporation (the "Company"), at a price of $10.00 per share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 25, 2000, UNLESS THE OFFER IS EXTENDED.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and subject to the Delaware General Corporation Law (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below). Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease (the "Merger"). The Company, as the surviving corporation of the Merger, is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent or Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under the DGCL) will be cancelled and extinguished and converted into the right to receive $10.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to State Street Bank and Trust Company, as Depositary (the "Depositary"), of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

         Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined herein) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 21, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and unless such Shares have been tendered by an Eligible Institution, as defined in Section 3 of the Offer to Purchase, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 of the Offer to Purchase any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

         The term "Expiration Date" shall mean 5:00 P.M., New York City time, on Tuesday, January 25, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

         Subject to the terms of the Merger Agreement and the applicable regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. No fees or commissions will be payable by Purchaser to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8532


December 23, 1999